AllianceBernstein
Moderator: Philip Talamo
July 25, 2007
5:00 p.m. EST

OPERATOR:  Thank you for standing by and welcome to the AllianceBernstein second quarter 2007 earnings review.  At this time, all participants are in a listen-only mode.  After the formal remarks, there will be a question-and-answer session and I will give you instructions on how to ask questions at that time.  As a reminder, this conference is being recorded and will be replayed for one week.  I would now like to turn the conference over to the host of this call the Director of Investor Relations for AllianceBernstein, Mr. Philip Talamo, please go ahead.

PHILIP TALAMO:  Thank you, Barbara.  Good afternoon everyone and welcome to our second quarter 2007 earnings review.  As a reminder, this conference call is being Web cast, and is being supported by a slide presentation that can be found in the investor relations section of our Web site at www.alliancebernstein.com/investorrelations.

Presenting our results today is our President and Chief Operating Officer, Jerry Lieberman.  Lew Sanders, our Chairman and Chief Executive Officer, and Bob Joseph, our CFO will also be available to answer questions at the end of our formal remarks.

I’d like to take this opportunity to note that some of the information we present today is forward-looking in nature, and as such, is subject to certain SEC rules and regulations regarding disclosure.  Our disclosure regarding forward-looking statements can be found on page two of our slide presentation, as well as in the risk factor section of our 2006 10-K.  In light of the SEC’s Regulation FD, management is limited to responding to inquiries from investors and analysts in a non public forum.  Therefore, we encourage you to ask all questions of a material nature on this call.  At this time, I would like to turn the call over to Jerry Lieberman.

JERRY LIEBERMAN:  Thank you, Phil, and good afternoon to everyone on the call.  In an effort to streamline our conference call and allow more time for Q&A, I’ll forgo my usual summary of quarterly highlights and will jump right into the details of a fine quarter for our clients, and unit holders alike.

I’ll start my review with the recap of our how the capital markets performed during the quarter.  As shown on slide 3, after a somewhat tepid first quarter, U.S. equity benchmarks posted strong gains in the second quarter.  Of particular significant is the fact that this quarter marks the first time since the first quarter of 2005, when the Russell 1000 growth index outperformed both the Russell Value index and the S&P, with the Growth index beating the Value index by approximately 200 basis points.  Historically, relative performance of our Growth services has been very strong during periods where Growth equities outperform value equities.  Accordingly, this could be a harbinger of improved returns for clients of our Growth services.  Meanwhile, the Lehman aggregate stumbled a bit with a slightly negative return due to higher global interest rates, but still return greater than six percent over the last 12 months.

On display 4, you will see a similar story for non-U.S. capital markets.  All three indices posted stronger returns than they did in the first quarter, led by the MSCI emerging markets, which returned an astounding 15 percent for the quarter.  Interestingly, you’ll see that the MSCI world and MFCI EAFE indices performed roughly in-line with the S&P in the second quarter.  In fact, you’d have to go back over five years to find a quarter when the S&P generated returns this comparable to these two MSCI indics.

Investment results for clients during the second quarter were generally quite good, and slide five provides commentary on some of our services.  Value equity services rebounded from a rough patch in the first quarter, and generally outperformed both their benchmarks and Lipper averages, with noteworthy strength in our non- U.S. services.  And while the relative performance of our Growth services was weak, especially in retail, we have achieved a strong start in the current quarter. Continuing a recently developing trend, most fixed income services posted solid relative returns for the third consecutive quarter, with exceptional strength in certain retail services.

Finally, our global and international blend strategy services had a particularly strong quarter.  Additional detail on the relative performance of many of our services can be found in the appendix on slides 27 to 36.

The next set of slides provides some detail and insight to nearly $793 billion of AUM that we manage on behalf of clients.  As you can see on display 6, while lower than in the first quarter, gross and net inflows for the second quarter of 2007 showed continued strength at 32.6 billion and $9.5 billion respectively, with all three channels contributing to both metrics.  Our Retail channel achieved the strongest organic growth rate in the quarter, while growth in the Private Client channel decelerated versus last quarter’s robust rate and Institutional net inflows also slowed.

Display 7 shows changes in assets under management by channel for the 12 months ended June 30, 2007, as total AUM increased just under 27 percent, or $168 billion.  Net inflows totaled 41.7 billion for an organic growth rate of 6.7 percent and investment performance added $126 billion, or just over 20 percent.  Institutional Investments generated $22.5 billion of net inflows, or 54 percent of the total, our Retail channel contributed $11 billion in assets and our Private Client channel had double-digit organic growth for the trailing 12-month period.

Display 8 summarizes the changes in AUM by Investment Service for the three months ended June 30, 2007.  Our Value Equity services once again led the way with net in flows of $6.8 billion and Fixed Income generated strong net inflows of $5.2 billion, the best quarter for these services in nearly three years.  On the other hand, Growth Equity services incurred moderate net outflows for the second consecutive quarter.

Changes in AUM by Investment Service for the 12 months ended June 30, 2007 are shown on display 9.  Value Equities account for 82 percent of total net inflows, while Growth Equity services experienced modest net outflows.  Our Fixed Income services had their best trailing 12-month period ever, with record gross sales of more than $32 billion leading to record net inflows of $13.2 billion, an organic growth rate of eight percent.

As we turn to display 10, I’ll start our discussion of distribution channel highlights with our largest distribution channel, Institutional Investments.  Institutional assets rose 6.9 percent sequentially, crossing the half- trillion dollar mark at $501 billion, even as solid gross inflows were partially offset by net U.S. services cash outflows.  Overall, net inflows were $4 billion in the quarter with well over 100 institutional mandates funded. Fixed Income services were the largest contributor to new Institutional assets for the quarter at 40 percent, while Value Equity and Blend Strategies each contributed over 20 percent.  Additionally, Global and International services compromised approximately 90 percent of new assets, a continuing our trend.  And lastly, our pipeline of won but unfunded institutional mandates remains substantial.

Turn to display 11, you’ll see that our Retail channel had a solid quarter, with assets under management up $12 billion or 7.2 percent. Although market appreciation contributed approximately two-thirds of the increase, or $8 billion, net inflows of about $3.8 billion were 11 percent higher than the first quarter of 2007.  In fact, for the first time in many years, Retail posted the strongest quarterly organic growth rate among all of our distribution channels.  Momentum in sales of U.S. Funds continued to build.  And non-U.S. sales have rebounded from a weak first quarter, most notably in our Fixed Income services.

After reaching the $10 billion milestone last quarter, our Wealth Strategy services continued their impressive growth with AUM up 20 percent sequentially to nearly $13 billion. However, newly established higher investment minimums for some of our separately managed account services may result in slower future growth.

Highlights of our private client channel are shown on display 12.  Our high-net-worth client group AUM grew by 6.6 percent during the quarter, despite a deceleration in net flows due largely to seasonal issues, as many of our clients sourced liquidity from their Bernstein accounts to pay income taxes.  Assets grew by 29 percent over the last 12 months, driven by record gross inflows of $16.6 billion.  Our global FA staff now totals 317 advisors, a 13.2 percent increase versus the end of June 2006.

Highlights for Institutional Research Services are shown on slide 13.  Double-digit growth in our European office was the primary force behind the increase in revenues for the quarter, as U.S. revenues were soft.  On the client service and research front, we received strong marks during the quarter in two leading European research client surveys and we launched a sell-side coverage of three industries in the U.S., namely Household and Personal Products, Machinery and Capital Goods, and the Internet.

In summary, we believe that the second quarter of 2007 was another fine quarter for the firm.  Assets under management increased at a solid rate across all channels and services.  Most of our Value and Fixed Income services provided strong relative investment returns for our clients, yet we did see continued weakness in our Growth Equity services.  However, riding the second quarter’s tailwind of strong absolute performance, our Growth Equity services have started the third quarter with strong relative performance, giving us reason to be cautiously optimistic with respect to a perspective strengthening of investment premiums in these services.  We remain unwaveringly committed to placing the interests of our clients first and providing them with world class performance and service, which should lead to the growth of our firm and, consequently strong financial returns for our Unitholders.

Before I review our financial results, I’d like to provide an update on a continuing and exciting transformation of our AUM in regards to the mix.

Display 14 looks at our AUM from a geographic perspective, if you will.  The pie charts on the left show that 38 percent of our AUM is currently managed on behalf of clients who reside outside the U.S., compared to 33 percent just a year ago.  During the last 12 months, assets from these clients grew by 45 percent to $300 billion and accounted for nearly 55 percent of the growth in total AUM for the firm.  And at the quarter’s close, Global and International investment services, as reflected by the pie charts to the right of the display, accounted for 58 percent of total assets, up from 49 percent at the end of the second quarter ’06 and up from just 24 percent four years ago.  Assets in these services grew by 50 percent during the last 12 months, almost double the firm’s overall 27 percent AUM growth rate for the period and greater than 300 percent over the last four years, while total assets grew 85 percent.

The charts on this display clearly illustrate our success and continued growth of assets under management in the highly important arena of global assets.  This success has resulted in an AUM mix shift from U.S.-domiciled customers focused on U.S.- centric investment services to a global client base increasingly focused on Global and International services.  This mix shift has driven an increase in revenue yields of approximately 200 basis points during the past 12 months, which has significantly contributed to the growth in base fee revenues.

Display 15 highlights our Blend Strategies services, which account for approximately 20 percent of total assets under management.  Our Blend Services, which are offered in U.S., global and international constructions, totaled $160 billion at quarter-end, and are up 50 percent versus June 30, 2006.

We chart the growth in our hedge AUM on display 16.  The combination of recent sales success and strong performance we’ve had in this arena added approximately $1.6 billion in new hedge fund assets during the quarter, bringing the total to $10.5 billion.  From a channel perspective, the growth came primarily from our Private Client channel, although some small Institutional mandates were funded in the quarter.  Note that our Hedge Fund assets increased by 36 percent during the first six months of 2007 than for all of 2006.

Now I’ll begin my discussion of financial results, beginning with revenues on display 17.

Net revenues for the quarter were approximately $1.2 billion, a 24 percent increase versus the second quarter of 2006 and our third consecutive quarter with net revenues of more than $1 billion. Advisory fees grew by 22.5 percent and accounted for nearly 73 percent of this growth.  The variability of the “Other” revenue line item, which I highlighted during my remarks last quarter, is in evidence once again, as this line item is 275 percent higher than the second quarter of 2006 and is also up 77 percent sequentially.  As is generally the case, this increase was driven largely by mark-to-market of investments associates with our employee deferred compensation plans.  As I have noted previously, the financial impact of these gains is significantly offset by higher current compensation accruals, with the balance offset by the additional amortization of these gains over the remaining vesting periods.

Slide 18 provides an additional layer of detail on revenues.  Here you can see that the aforementioned growth in advisory fees was entirely driven by an increase in base fees, as performance fees decreased versus the prior year quarter in a few of our long-only mandates.  Base fees grew as a result of our higher average AUM in all three channels as well as the higher average fee utilization rates I mentioned earlier, which are due to the mix shift in AUM created primarily by the growth of Global and International investment services in our Institutional channel.  On last quarter’s call, I noted that the effect of this shift improves the firm’s organic growth rate when measured by revenue.  In this context, the firm’s trailing 12-month organic growth rate of 6.7 percent translates into an eight to nine percent increase in fee revenue as a result of the additional 200 basis point mix improvement.

Moving to the lower half of the display, you will see all three of our channels experienced revenue growth greater than 20 percent versus the second quarter of 2006.

On display 19, you will note that operating expenses grew by just 19 percent.

Employee Compensation and Benefits grew by $102 million to $476 million, or 27.3 percent, and represents approximately 80 percent of the increase in total operating expenses versus the second quarter of 2006.  This increase was comprised primarily of higher base compensation and commission expense, which I will discuss in more detail shortly.

The 10 percent increase in Promotion and Service expense, in line with last quarter’s year-over-year growth, was due to higher distribution plan payments, resulting from higher Retail AUM, as well as higher travel expenses which we incur as we serve our increasingly global client base.

General and Administrative expenses increased by a modest $10 million, or 8.4 percent, far lower than the 24 percent increase in net revenues, as we continue to invest in office space and technology to support our growth.

Slide 20 provides additional detail on Employee Compensation and Benefits.  Base compensation is up 18.6 percent versus last year, driven primarily by a 13 percent increase in headcount and our annual merit increases.  At the end of June 2007, our firm employed nearly 5,200 employees around the world.

Incentive Compensation increased 37.8 percent year-over-year. Similar to the first quarter of 2007, this increase is primarily attributed to increased cash bonus estimates based principally on higher earnings, but it also includes the mark-to-market appreciation in our deferred compensation plans discussed earlier as well as higher deferred compensation amortization.  However, as we noted last quarter, the ratio of incentive compensation to operating income without that expense decreased sequentially as our earnings rose.

As a reminder, the 21 percent growth in Commission Expense, which is driven by new business across all channels, should be viewed as a positive leading indicator for future revenue and earnings as sales are up in all four distribution channels, the full effect of which is not reflected in the current quarter’s revenues.

On display 21, we present a summarized income statement for the operating partnership, an income statement with the bottom line of $335 million, or 28.3 percent better than in 2006.  The higher effective tax rate for the quarter is largely the result of greater earnings in the U.K. and Japan versus the second quarter of 2006.  You will recall that our effective Income Tax rate increases when our non-U.S. business grows faster than our U.S.-based business.

And most importantly, net revenues increased over 24 percent, or 490 basis points more than the increase in expenses, expanding operating margin by 280 basis points to 31 percent for the quarter.

Beginning with the Operating Partnership’s first quarter net income of $335 million, we show AllianceBernstein Holding’s financial results on display 22.  Holding’s share of AllianceBernstein earnings was $110 million for the second quarter, versus $85 million in the same quarter last year, resulting in a Net Income after taxes of $101 million, or more than 32 percent greater than in June 2006.  AllianceBernstein Holding Unitholders will receive a cash distribution of $1.16 per Unit, which is over 30 percent higher than the $0.89 per unit distribution that they received for the same quarter last year. A rising effective tax rate, lower non-operating income and an increase in fully diluted Units outstanding due primarily to employee option exercises held the year-over-year growth in net income per Unit for the quarter to a still robust 30.3 percent.

I’ll summarize my review of our second quarter 2007 results on display 23.  Many of our investment services, especially our Global Value Equity services and certain retail Fixed Income services, had a stellar quarter with respect to relative performance.  While our Growth Equity services continued to struggle, we’ve seen recent signs of relative performance improvement. Organic growth in all channels, together with solid and absolute and relative performance, contributed to a significant sequential increase in our assets under management.  Our global reach both in terms of client-domicile and geographic scope of our services, continued to increase, as assets associated with Global and International services and non-U.S. clients once again grew at faster rates than total AUM.

Finally, as a result of strong financial results and increased AUM for the quarter, we’ve updated our full year 2007 earnings guidance to $4.90 to $5.25 per Unit, versus our previous guidance of $4.65 to $5.00 per Unit.  This estimate is based on asset inflows continuing at levels similar to recent rates and assumes equity and fixed income market returns at annual rates of eight percent and five percent, respectively, for the balance of the year.  Also, we continue to expect that the fourth quarter will account for a disproportionate share of our full-year earnings.  Let me remind you, once again, that our earnings are increasingly sensitive to investment performance as the base of assets subject to performance fee arrangements continues to increase.

Before I wrap up my comments and open the call to Q&A, I’d like to briefly discuss two noteworthy items, namely the sub prime mortgage market and CDOs, as well as the recently proposed tax legislation.

As I am sure you are all aware, the subprime mortgage market has been experiencing turbulent conditions which are expected to continue.  AllianceBernstein client exposure to this market, however, is quite small.  For example, our Fixed Income Core and Core Plus accounts have modest exposure to triple-A CDO’s of less than one percent of the total assets and hold no single position greater than 40 basis points.

In addition, our Fixed Income hedge funds have minimal exposure to this asset class and we have virtually no exposure to this market in our diversified hedge funds, which constitute the overwhelming majority of our hedge fund AUM.

And finally, we do manage approximately $1.5 billion of mezzanine asset-backed CDO’s on behalf of Institutional clients, which are collateralized by Sub-Prime Mortgage Debt, and, by objective, target an average quality rating of triple- B.  To date, the collateral in these CDO’s has experienced a few downgrades, and there may be additional downgrades in the future.  These are, however, cash flow CDO’s and thus performance of these portfolios will not be established for several years.

Turning to tax legislation, Congress has recently proposed tax legislation that will cause certain publicly traded partnerships to be taxed as corporations, thus subjecting their income to a higher level of income tax.  As our SEC filings make clear, becoming subject to corporate income tax would materially reduce Holding’s net income and its quarterly distributions to Holding Unitholders.  However, our analysis of the legislation as proposed confirms that Holding’s tax status would not be affected.  Further, we’ve recently received indications from a number of individuals involved in the legislative process that the proposed legislation was not intended to change our tax status and they do not expect to change that approach.  We are, of course, encouraged by these indications, but they do not provide definitive assurance that Holding’s status will not be changed.  The decision ultimately will rest with Congress and the President.

In closing, I wish to reiterate that having our clients view AllianceBernstein as the world’s most admired investment firm remains our aspiration.  All 5,000 plus employees know that the only way to achieve this goal is to always put the clients’ interest first, by striving to provide them with superior investment performance and world-class service.  Accomplishing these tasks ensures our financial success and will generate rewards for all our stakeholders.  And now, Lew and I are available for your questions.

OPERATOR:  Management has requested that you please limit your initial questions to two in order to provide all callers an opportunity to ask questions.  We welcome you to return to the queue to ask follow up questions.  It is AllianceBernstein’s practice to take all questions in the order in which they are received, and to empty the queue before ending the call.  If you would like to ask a question, please press star one on your telephone keypad.

Thank you.  Our first question is from Bill Katz from Buckingham Research.

BILL KATZ:  Thank you.  Good afternoon and thanks for that good update.  I was wondering if you could start on the hedge fund slide, which is a very impressive slide.  How much of your, either year-to-date preferably or second quarter, change in assets reflects new business versus performance?

JERRY LIEBERMAN:  We’d rather not get into that granularity yet, Bill, if that’s OK with you.  It’s not public, and this isn’t really the forum to make it so.

BILL KATZ:  OK.  Second question is, you referenced in the institutional discussion for flows that you had some outflows in the U.S. service side.  I was wondering if that is specific to the growth underperformance, and how you overlay that with your discussion of a substantial pipeline looking at the second half of the year?

LEW SANDERS:  Bill, it’s Lew answering the question.  No, it isn’t related to gross performance.  And in fact, it isn’t accounted for by terminations, but it’s instead cash flow out of existing relationships which in this quarter, happen to be at a rate above recent trends.

JERRY LIEBERMAN:  And let me add just a bit to that.  Several of these cash flow outflows were actually compensated by new business, including blend services and global and international services.

BILL KATZ:  OK.  Thank you.

OPERATOR:  Thank you.  Our next question is coming from Cynthia Mayer from Merrill Lynch.

CYNTHIA MAYER:  Hi, thanks a lot. I just wanted to circle back to something you mentioned about raising minimums in private client.  Can you tell us how large a hike it is, and what your thinking is behind that?  And does this preclude you from continuing your double digit organic growth in that channel?

LEW SANDERS:  No.  Actually, Cynthia, the reference wasn’t to private client.  It was to separately managed accounts in the retail channel.

CYNTHIA MAYER:  OK.

LEW SANDERS:  Where we raised minimums on one particular service to $1 million from a meaningfully lower figure in an explicit attempt to slow flows into that service.  And we anticipate that it will continue to grow but at a meaningfuly reduced rate.

CYNTHIA MAYER:  Which service is that?

LEW SANDERS:  International value.

CYNTHIA MAYER:  OK.  So what impact are you expecting that will have?

LEW SANDERS:  It will have the effect of slowing the growth we believe in the separately managed accounts, which as you may recall is an approximately $20 billion in assets under management component of our retail assets overall.

CYNTHIA MAYER:  OK.

LEW SANDERS: Remember, however, that while that effect is highly likely, there could be offsetting improvement in other services which will receive additional support, as a result of a change in emphasis in how we deploy our sales and marketing effort in that channel.

JERRY LIEBERMAN:  And in particular, our fixed income services, Cynthia.

CYNTHIA MAYER:  OK. For my second question I wanted to ask a little about the index/structured.  It seems like you’ve had great flows except there.  It looks like you have pretty consistent outflows there.  I am wondering when that money leaves where does it tend to go and is there anything you can do to hold on to that?

LEW SANDERS:  There isn’t any pattern in those terminations.  This, of course, as you know, has not been an area of strategic interest for the firm.  But I must tell you if you look at the performance we’ve delivered for those clients, index products as they may be, it’s quite competitive, so we think we’re serving that client base well.  But we’re not and have not been attempting to grow it.  And as a result, the terminations just naturally occur in this business prompted by any number of factors have had the effect that you describe, a fairly consistent net attrition in this category. And I would anticipate a similar pattern in the period going forward, with the possible exception, however of the development of new index based assets in the defined contribution arena, where as you may recall, we offer a platform that includes quite a lot of flexibility in selecting the character of the assets that compose the overall target date solution, some of which can include index level products.  Indeed, some might be composed exclusively of such products.  And so it’s possible that should that platform gain traction and the index solution loom large in client selection, it might have a positive effect and turnaround the total index/structured part of our assets under management.  That’s not clear, as yet.

CYNTHIA MAYER:  OK.  Thanks.

OPERATOR:  Thank you.  Our next question is coming from Chris Spahr from Deutsche Bank.

CHRIS SPAHR:  Hi, this is Chris Spahr from Deutsche Bank.  I’m just wondering about the realization of revenues from the international services if you think that’s sustainable over time?

JERRY LIEBERMAN:  We think it is.  And we think it’s in the best interest of our clients both domestically here in the U.S., and around the world.  You know, our global international services are picking the best securities, whether they be fixed income or equities around the world.  So we expect that to continue to increase.  We invest for that to be the case, and we think it’s the best answer for our clients.

LEW SANDERS:  And Chris, on that score, you know, it’s worth emphasizing the amount of resources necessary to be a competent competitor in the global space as compared to, let’s say, a single country mandate.  It’s very considerable including; conventional research on industries and companies, portfolio optimization tools, currency management capability, a distribution infrastructure that has to be global in character.  All of those elements naturally lead to a more concentrated structure in terms of number of competent competitors, and therefore stronger pricing.

CHRIS SPAHR:  In that context, should we also see an acceleration of the promotion and servicing expense line item, even the growth in your non U.S. clients?

JERRY LIEBERMAN:  I am not sure if you will see an increase as far as the pace, but you will see a continued increase in the investment of these services.

CHRIS RASPAHR:  Thank you.

OPERATOR:  Thank you.  Our next question is coming from Marc Irizarry from Goldman Sachs.

MARK IRIZARRY:  Great, thanks.  A question on the hedge fund business and the growth in the assets. I guess a lot of those assets are, effectively, all of them are private client assets. Where do you stand in terms of rolling out the hedge fund product because it looks like your flows in private client are pretty good but if you just back out the flows from the asset growth, you know, your performance seems pretty impressive.  So where do you stand in terms of rolling out the hedge fund to institutions?  Thanks.

JERRY LIEBERMAN:  We’re right on that Marc and it’s just starting to happen in a pretty serious way.  We went back and we trained our sales force.  We actually had some courses just last week with additional investment in the knowledge base of our advisors in this space.  They are out there now.  They are talking to the clients.  And just FYI, one of the largest mandates that we have in our private client channel actually is quasi-institutional.  It was a very, very large client that’s serviced by a private client advisor.  So we are getting into that space now, and we expect to be successful there.

MARC IRIZARRY:  And is that something that could help augment, or would that be incremental to your guidance?  And then, just as an add-on to that question, the guidance seems a bit more robust.  Does anything else change in terms of your thinking on the environment?  Maybe a question for you, Lew, you know, to be more comfortable with that large of an increase in guidance?  Thanks.

LEW SANDERS:  No, Marc.  I don’t think that on your first point, you should interpret our remarks about hedge funds as, quote, incremental to our flow guidance. It comprehends our flow guidance.  And as to the uplift in full year earnings expectations, they are reflective of assets under management, which grew quite strongly in the second quarter, and the implications of that for full year earnings are, I’m sure, obvious to you and others.  If you work that through, I think you will see that there’s a proportional relationship between the initial guidance and what we are now providing as a function of additional AUM.

JERRY LIEBERMAN:  Now, with that said, Marc, we obviously are making a forecast on how we’re going to do in our hedge funds as far as performance, and that is through current data.

LEW SANDERS:  It doesn’t anticipate incremental performance.  It anticipates trend like returns as we described in our press release, and will describe in the 10-Q.

MARC IRIZARRY:  Thanks.

LEW SANDERS:  OK.

OPERATOR:  Thank you.  We have a follow up question coming from Bill Katz from Buckingham Research.

BILL KATZ:  OK, thank you.  And Jerry I may have misheard you, do you expect the pace of non-U.S. services and/or client growth to exceed that in the United States?

And then the second question I have is, can you quantify what the mark to market adjustment was related to deferred compensation this quarter?

JERRY LIEBERMAN:  On the first thing, we do expect the mix shift to continue.  We expect more of our clients to be non-U.S. clients as far as an increase in AUM going forward, you know. And we expect more of our services to be global and international in nature, so we do expect that trend to continue.

And as far as the deferred comp – Bob is there any reason not to give the number?

LEW SANDERS:  No.  Actually, Bill, if you look through the P&L statement, you can, I think, assess this pretty accurately on your own.

BILL KATZ:  Thank you.

JERRY LIEBERMAN:  Bill, let me explain this to you, and of course, to everyone else on the call and we’ve mentioned this in the past. A significant part of the mark to market actually gets offset in the current quarter and that’s due to the fact that there are assets in deferred comp plans where the employees are fully vested.  So it’s to their benefit for that to pass through immediately in that quarter.  So you have the increase in other income, and then immediate offset in the compensation.  And then the remaining part of that is what we’re amortizing over the next few years.  So it’s not as distorted as it may first appear although it is in on a line by line basis, not to the bottom line.

LEW SANDERS: Bill, on that score, reflect on Jerry’s remarks when we described incentive compensation in the second quarter.  Part of the large gain there was reflective of a current mark to market for the compensation effects of gains on these assets.

JERRY LIEBERMAN:  Yes, which we actually pointed on the display this quarter for the first time as a bullet point.

BILL KATZ:  Right.  I assume – I was trying to get the exact number.  Thank you.

OPERATOR:  Thank you.  Our next question is coming from Niamh Alexander from CIBC.

NIAMH ALEXANDER:  Thanks for taking my question, good evening.  If I could just loop back to the flows from a different angle.  Fixed income actually made up a good chunk of the new assets this particular quarter.  I am just wondering if you are beginning to see, and I guess so many of the assets coming in internationally as well, is there some kind of a trend or a shift you are seeing over there?  Is it related to kind of more liability driven investment?  Or is there something you can help me better understand for going forward?

LEW SANDERS:  No.  I don’t think this is a market driven development.  I think its market share.  I think the competitive position of our global fixed income services continued to improve, and that’s true both in the retail domain and in institutional and it has begun to influence our success in winning mandates.

JERRY LIEBERMAN:  Niamh, you may recall, I can’t recall how long you’ve been following us, but we’ve been actually predicting this for a while, as our performance continued to gain traction in our fixed income services, you know, we felt quite confident that we would see an increase in inflows in the services, and that in fact, is what’s coming to bear here.

NIAMH ALEXANDER:  OK. Thanks, that’s helpful.  And then if I could just loop back on this quarter’s close, particularly in institutional. Were there are few large institutional mandates in the gross redemptions that might have driven it?

JERRY LIEBERMAN:  There were very few cash outflows in the institutional space that drove it, and I think the number was like three.  It was a short number of cash outflows.  And as Lew mentioned earlier, you know, we didn’t lose the account.  We didn’t even lose the mandate.  There was some rebalancing going on, some of which we recaptured in other services in our net sales.

NIAMH ALEXANDER:  OK.  That’s helpful, thanks.  I’ll get back in the line.

OPERATOR:  Thank you.  Our next question is coming from Robert Lee from KBW.

ROBERT LEE: Good afternoon everyone.  I’m just curious; I mean maybe this is a question for Lew.  I’m trying to drill a little bit deeper into the flows.  I mean you’ve talked in the past, and a lot of your competitors have, about sort of the evolution of the institutional business towards, I guess I’ll call it a solutions based type of business.  Are you seeing, or is it starting to drive your flows? I would call sort of more mixed mandates, and I don’t mean just the blend services, but structure solutions where you are including maybe fixed income, maybe equities, maybe even currency mandates.  Are you starting to actually see that – those types of mandates at all or take hold and drive flows?

LEW SANDERS:  The answer is yes, but I don’t think you should, from my observation, draw that as yet an important impact on flows.  They are an increasing part of the conversation, if you will, with the consulting community and with clients.  I think it’s a safe prediction that in time, solutions oriented mandates will gain traction, I mean meaningful traction and influence flows in the institutional arena.

Perhaps the earliest version of that will be in large defined contribution plan where if you look at our custom retirement solutions offering, it meets all of the criteria that you just laid out.  And maybe if we are successful, this will be the first solutions oriented sale that actually is meaningful in terms of generating flow.

But I think, you know, ultimately it will reach beyond that, and will be global in character, and will perhaps even be the basis of competition in the institutional space.

ROBERT LEE: With that in mind, as you look out ahead,  are there capabilities that you currently don’t have that you see a need to develop to position yourself for that?  Or do think you pretty much have most of the suite of products that you need?

LEW SANDERS:  You know, there’s always an interest in this firm in investing in research initiatives that expand our skill set.  But if you were to analyze our competitive profile on these matters today, I think we would look quite competitive.  And we do continue to invest in this area.  And I actually believe that as I noted, it will become an increasingly important set of capabilities that differentiate us from the competition.

JERRY LIEBERMAN:  And if I can Rob just to add to Lew’s comments here, if we find that we were short in something, I mean the way we would most likely resolve this is through our internal intellectual capital.  It won’t be through an acquisition or a lift out, that’s just not where we look first.

LEW SANDERS:  I reinforce that observation.

ROBERT LEE:  Great.  Thank you very much.

OPERATOR:  Thank you.  We have our next follow up question coming from Chris Spahr from Deutsche Bank.

CHRIS SPAHR. Regarding your institutional research revenues, it was soft in the U.S. you said, was that due to volumes, commissions or market share?

JERRY LIEBERMAN:  It’s share, just a little bit, not a lot but no gain like we’re seeing in Europe.  Part of it, Chris, is that it’s a tough compare.  We had a great year last year, and part of it is the compare, but there is a little bit of slippage in share here.  Nothing that we can point out or identify that troubles us right now, but it’s not the growth that we would have liked.

CHRIS SPAHR:  Thank you.

OPERATOR:  Thank you.  There appears to be no questions at this time.

PHILIP TALAMO:  OK.  If we have no further questions, I’d like to thank everyone for participating in our call.  Please feel free to contact investor relations with any further questions and enjoy the rest of your evening.

OPERATOR:  Thank you.  This concludes today’s AllianceBernstein conference call.  You may now all disconnect.

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